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Exhibit 3(b)

FORM OF AGREEMENT

[Form of Agreement to Vote and Tender (Entity)]

AGREEMENT TO VOTE AND TENDER

    THIS AGREEMENT TO VOTE AND TENDER, dated as of October 17, 2001 (the "Agreement"), is by and among             , a              corporation (the "Stockholder") and EarthLink, Inc., a Delaware corporation (the "Buyer").

R E C I T A L S

A. The Stockholder owns of record or beneficially certain shares of common stock, par value $.01 per share, of Cidco, Inc., a Delaware corporation (the "Company") (such Stockholder's shares, together with any other voting or equity securities of the Company hereafter acquired by such Stockholder prior to the termination of this Agreement, being referred to collectively as the "Shares");

B. Concurrently with the execution of this Agreement, Buyer and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Buyer, or an affiliate of Buyer, will make a cash tender offer (the "Tender Offer") for all outstanding Shares and subsequent thereto, will acquire the Company by way of a merger (the "Merger"); and

C. As a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has requested that the Stockholder agree, and in order to induce Buyer to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

    1.  Tender of Shares.

    Subject to the terms and conditions hereof, prior to the expiration date of the tender offer (the "Expiration Date") to be commenced by Buyer or an affiliate of Buyer pursuant to the Merger Agreement (the "Tender Offer"), Stockholder will tender to Buyer or its affiliate, or cause to be tendered, all of the Shares in accordance with the terms, conditions and instructions of the Tender Offer. If Stockholder withdraws his tender of Shares in the Tender Offer, Stockholder shall immediately, but in any event prior to the Expiration Date of the Tender Offer, re-tender such Shares to Buyer or its affiliate.

    2.  Voting of Shares; Irrevocable Proxy.

    Stockholder hereby agrees to vote all of the Shares, and any other common shares (and any other voting securities issued or exchanged with respect to such shares upon any reclassification, recapitalization, reorganization, stock split, stock dividend or other change in the capital structure of the Company) of the Company, which Stockholder may own, or have the power to vote, (i) in the manner directed by Buyer with respect to any and all matters directly or indirectly related to the acquisition of the Company by Buyer, and (ii) against any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which would be inconsistent with Buyer's intended acquisition of the Company. In furtherance of Stockholder's voting agreement in this paragraph, Stockholder hereby revokes any and all previous proxies with respect to any of the Shares, and grants to Buyer and such individuals or corporations as Buyer may designate an irrevocable proxy to vote all of the Shares owned by Stockholder in accordance with this paragraph on any matters which may be presented to shareholders of the Company with respect to any and all matters directly or indirectly related to the acquisition of the Company by Buyer or any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, and any other matters which would be inconsistent with Buyer's proposed acquisition of the Company. Stockholder hereby acknowledges that such proxy is coupled with an interest and irrevocable. In addition, Stockholder hereby agrees to execute such additional documents as Buyer may reasonably request to effectuate its voting rights under this paragraph.

    3.  Transfer of Shares.

    Stockholder hereby agrees not to directly or indirectly (i) sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or repurchased or otherwise dispose of the Shares (except in the Tender Offer or to Buyer); (ii) grant any other proxy, power of attorney or interest in or with respect to the Shares, or (iii) enter into any other voting agreement with respect to the Shares, at any time prior to the date this Agreement is terminated in accordance with its terms.

    4.  Representations and Warranties of Stockholder.

    Stockholder hereby represents and warrants that (i) Stockholder is a corporation, limited liability company or partnership that is duly organized, validly existing and in good standing under the laws of the jurisdiction in which Stockholder is incorporated or organized; (ii) Stockholder is the sole owner of and has full right, power and authority to sell and vote the Shares, or, if Stockholder is not the sole owner, Stockholder has full right, power and authority to sell and to vote the Shares, and, in either event, this Agreement is a legal, valid and binding agreement, enforceable against Stockholder, in accordance with its terms; (iii) neither the execution of this Agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or the Shares are bound; and (iv) Buyer or its affiliate shall upon purchase of the Shares receive good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and security interests of any kind.

    5.  Termination.

    This Agreement may be terminated at any time (i) by mutual written consent of the parties hereto, (ii) by either party after the Expiration Date (as defined in the Merger Agreement), or (iii) by either party after termination of the Merger Agreement. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any obligation hereunder has been the cause of or resulted in the failure of the transactions contemplated hereunder to be consummated. No such termination shall relieve any party from liability for any breach of this Agreement.

    6.  Miscellaneous.

    (a) This Agreement is legally binding on the parties, enforceable in accordance with its terms. This Agreement and the Merger Agreement and any documents or instruments contemplated thereby (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person or entity who is not a party hereto any rights or remedies hereunder.

    (b) Stockholder hereby agrees that Buyer may be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Stockholder therefore agrees that Buyer may be entitled to a temporary or permanent injunction or injunctions to prevent Stockholder's breach of this Agreement and to specific enforcement of this Agreement in addition to any other remedy to which it may be entitled, at law or in equity. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of the parties shall pay its own expenses in connection with the execution and performance of this Agreement.

    (c) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    (d) Stockholder agrees that in connection with any legal action taken against Stockholder by Buyer as a result of any action or inaction by you arising hereunder, service of process may be made upon Stockholder at the address set forth below the Stockholder's signature by a duly authorized agent for serving process in the jurisdiction in which such address is located.

[Signatures on following page]

    IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed as of the date first written above.

[Entity Name]
By:

Name:

Title:

Address:

EARTHLINK, INC.
By:

Name:

Title:

[Signature Page to Agreement to Vote and Tender—Entity]

QuickLinks

  Exhibit 3(b)
FORM OF AGREEMENT
[Form of Agreement to Vote and Tender (Entity)]
AGREEMENT TO VOTE AND TENDER